EnDevCo, Inc.

PROXY STATEMENT

THIS PROXY STATEMENT CONTAINS INFORMATION FOR CONSIDERATION BY THE ENDEVCO, INC. SHAREHOLDERS.  PLEASE READ THE PROXY STATEMENT IN ITS ENTIRETY BEFORE TAKING ANY ACTION WITH RESPECT TO THE PROPOSAL PRESENTED HEREIN.

SEPTEMBER 21, 2007

The accompanying proxy is solicited by the Board of Directors of EnDevCo, Inc. to the owners of common shares, par value $0.00 per share (the "Common Shares") of EnDevCo, Inc., a Texas Corporation (the "Corporation"), for use at the annual meeting of shareholders (the "Annual Meeting") to be held at 3000 Richmond, Suite 370, Houston, Texas 77098, on Friday October 26, 2007 at 9:30 A.M. local time, and at any and all adjournments thereof. Execution of a proxy will not in any way affect a shareholder's right to attend the meeting and to vote in person. Any shareholder giving such proxy has the right to revoke it at any time before it is voted. A proxy may be revoked at any time before it is voted by written notice to the Secretary of the Corporation or by executing a new proxy bearing a later date, or by voting in person at the meeting. A proxy when executed and not so revoked, will be voted in accordance therewith. All expenses in connection with the solicitation of proxies will be borne by the Corporation.

The notice date of this Proxy Statement is September 21, 2007. This Proxy Statement and the accompanying proxy ballot card are first being sent or given to the Corporation's common shareholders on or about September 21, 2007.

ITEMS OF BUSINESS

The Board of Directors of the Corporation has identified several items of business that will be brought before the shareholders for approval.  These items are:

     1) Elect one (1) director to the Board of Directors for a term of three (3) years.

     2) Ratification of the appointment of Killman, Murrell & Company PC as the Corporation's independent accountants for fiscal 2007.

     3) Transact such other business, including consideration of shareholder proposal(s), as may properly come before the meeting and any adjournment thereof.

VOTING SECURITIES

Record Date/Closing of Transfer Books

The Board of Directors of the Corporation has fixed the close of business on September 14, 2007 as the record date for the determination of shareholders entitled to notice and to vote at the Annual Meeting. As of September 14, 2007, the Corporation had 253,283,087 outstanding Common Shares and 6,315,021 Series "A" Preferred Shares entitled to vote. In order for your shares to be voted, you must hold your shares as of the record date. The presence in person or by proxy of the holders of a majority of the outstanding shares of the Corporation is necessary to constitute a quorum at the meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. If a quorum is present, the vote of a majority of shares represented in person or by proxy will be required to approve the matters to be voted upon.

Shareholders Entitled to Vote / Quorum

The presence in person or by proxy of the holders of a majority of the outstanding Common Shares entitled to vote is necessary to constitute a quorum at the meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. Abstentions and/or broker non-votes will be included in the votes necessary to determine a quorum, however abstentions and/or broker non-votes will not be counted with respect to the election of directors (for directors, the choice is limited to "For" or "Withhold").

A majority of votes "present and entitled to vote" will determine the outcome of the election of each nominee for the Board of Directors.

Proxy Solicitation

Proxies will be solicited by the Corporation, utilizing traditional methods of mailing proxy materials to all shareholders of record as of the record date. All expenses in connection with the solicitation of proxies will be borne directly by the Corporation. The Corporation expects the total expenses for this proxy solicitation not to exceed $50,000.

Voting Your Proxy

You may attend the Annual Meeting and vote your shares in person if you are registered on the books and records of the Corporation as of the Record Date. If a bank, broker or other nominee holds your shares, you must obtain a legal proxy ballot card to vote at the meeting. Please contact your financial advisor for instructions on obtaining a legal proxy ballot card.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, only that entity can sign a proxy ballot card with respect to your shares and only after receiving your specific instructions.

ITEM 1: DIRECTORS' PROPOSAL TO ELECT ONE (1) DIRECTOR TO THE BOARD OF DIRECTORS FOR A TERM OF THREE (3) YEARS.

Directors serve the Corporation until a successor has been elected and qualified, or until the earliest of their death, resignation or retirement. The Corporation expects each nominee for election as a Director at the Annual Meeting to be able to serve if elected. If any nominee is unable to serve if elected, proxies will be voted in favor of the remainder of those nominated.

The Board of Directors has nominated Frederick Cedoz to serve a term that will expire December 31, 2010. Mr. Cedoz will serve as an independent non-executive Director.

On the following pages are short biographical narratives, which outline the principal occupation and certain other information, set forth regarding the nominee and the members of the Board of Directors.

Your Board of Directors unanimously recommends that you vote "FOR" to elect the nominee to the Board of Directors, as herein nominated.

BOARD OF DIRECTORS NOMINEE

Frederick Cedoz

Mr. Cedoz, a practicing attorney, has been nominated to serve a three-year term if elected at the Annual Meeting. Mr. Cedoz is currently serving as Vice President for Operations and a Director of GWEST (Global Water & Energy Strategy Team). Mr. Cedoz is a co-founder of GWEST whose principal business is providing energy security policy analysis and business development consulting services to energy companies, financial institutions, and foreign governments.

In addition to writing on Alberta's oil sands projects and the importance of U.S.-Canadian energy relations, Mr. Cedoz was recently the keynote speaker at the world's largest oil and gas trade show, Calgary's Global Petroleum Show in June of 2006. He was also the keynote speaker for the Independent Power Producers Society of Alberta's Tenth Annual Conference in Banff in March of 2004. Since then he has made many presentations to prestigious groups on U.S. energy security issues including the New York Society of Security Analysts and the Heritage Foundation in Washington, DC.

In December 2005 he was interviewed on camera by Emmy winner Bob Simon of CBS News 60 Minutes for a story on the Albertan oil sands.

He has also been interviewed on several television and radio programs including Calgary's Global TV and the CBC, and for many publications including Canada's National Post and Macleans, and has written for others including the South China Morning Post and Alberta Oil Magazine. In March 2006, Mr. Cedoz's article "Thinking Beyond OPEC," which provides recommendations for American energy security and foreign policy strategy, was featured in the prestigious Journal of International Security Affairs. Portions of the article were featured in the 25th Anniversary issue of Oil and Gas Investor magazine.

Mr. Cedoz is currently working on energy security policy initiatives including development of unconventional resources in the United States.

Prior to founding GWEST in 2002, Mr. Cedoz was with a major Wall Street firm managing individual, corporate, non-profit and high net worth assets. From February 2000 to October 2001, Mr. Cedoz served as Executive Director of a Washington-based public policy institute focusing on U.S. energy security and foreign policy. In 1999 and 2000, Mr. Cedoz was employed by Thompson, O'Donnell, Markham, Norton & Hannon, a Washington law firm specializing in civil defense litigation.

Mr. Cedoz received his Juris Doctor degree from the Columbus School of Law at The Catholic University of America, in Washington, DC. His area of specialty was securities and corporate finance. Mr. Cedoz completed his undergraduate studies at the University of Dayton with a Bachelor of Arts (cum laude) in history and political science.

BOARD OF DIRECTORS MEMBERS

Richard G. Boyce

Mr. Boyce is currently serving on the Corporation's Board of Directors and additionally in the executive capacity as Chief Operating Officer of the Corporation. Mr. Boyce's three-year term as Director will expire December 31, 2009. In addition to his activities with the Corporation, Mr. Boyce maintains an active geological consulting practice in Dallas, Texas.

Prior to his involvement with the Corporation, Mr. Boyce began his career as a geophysicist for The Superior Oil Company with early training at the Geoscience Laboratory in Houston, Texas. In l980, Mr. Boyce transferred to Midland, Texas to continue working for Superior Oil Company until 1983. During his ten year career in the Permian Basin, Mr. Boyce also worked for both Conquest Exploration Inc. and Hunt Oil Company. In 1991, Mr. Boyce transferred to Dallas, Texas where he served as the Chief Geophysicist for Hunt Oil Company and in 1992 was appointed the Exploration Manager for the Yemen Hunt Oil Company and the Exploration Vice President of the Hunt Oil subsidiaries, Ethiopia Hunt Oil and Jannah Hunt Oil. In l996, Mr. Boyce left Hunt Oil Company and started Exploration Consultants, a geoscience consulting partnership and in 1997, formed Partners In Exploration, LLC, an exploration partnership that generated exploration opportunities in South Louisiana under a joint venture agreement with Pioneer Natural Resources, Inc.

In 1999, Mr. Boyce joined the predecessor company of EnDevCo, Inc. through a merger of assets of Partners In Exploration, LLC in exchange for Common Shares. These assets included a 50% interest in the lucrative Block 20 exploration area located in the Republic of Yemen. Following his merger with the Corporation, Mr. Boyce was responsible for; negotiation of the Block 20 Production Sharing Agreement with the Yemen government, securing Occidental Petroleum as a major industry financial partner and the successful implementation of a major 3D seismic campaign in Block 20. In 2001, Mr. Boyce resigned from the Corporation and resumed his geological consulting practice under the name of dB, LLC. During 2001 and through 2002, Mr. Boyce led a highly contested proxy campaign for control of the Corporation. At the Annual Shareholders Meeting held in the fall of 2002, the shareholders of the Corporation elected an entirely new Board of Directors, including Mr. Boyce to replace the previous Board of Directors and executive management of the Corporation. Since that time, Mr. Boyce has served the Corporation as a member of the Board of Directors and in positions of management including President and Chief Operating Officer.

Mr. Boyce graduated from the Colorado School of Mines in l978 with a Bachelor of Science degree in Geophysical Engineering. He is a member of the American Association of Petroleum Geologists, the Society of Exploration Geophysicists and the Association of International Petroleum Negotiators and is a registered Professional Geoscientist with the State of Texas, License #2179.

John A. Brush

Mr. John A. Brush is currently serving as a non-executive independent director of the Corporation. Mr. Brush's three-year term a Director will expire December 31, 2008. Mr. Brush brings the experience and depth of a distinguished twenty-five year career in oil and gas law to the Board of Directors.

Mr. Brush is currently employed as an in house attorney for the CDX Gas Group, LLC located in Dallas, Texas. CDX Gas Group, LLC ("CDX") is a large independent oil and gas company that is a leader in the field of coal seam gas exploitation and production in the United States.

Prior to joining CDX, Mr. Brush was in private legal practice for seven years. His clients included large and small oil and gas exploration and production companies, entrepreneurs and foreign government agencies. Earlier, Mr. Brush served as Vice President and General Counsel for Forcenergy, Inc. ("Forcenergy"). While serving in this capacity, Mr. Brush designed and implemented land acquisition and marketing strategies and managed day to day legal issues on a corporate level that included coordination of multiple outside legal firms in a wide variety of cases. In addition, Mr. Brush evaluated government marketing, transportation and royalty regulations that had a significant impact on company operations and profitability. During his tenure at Forcenergy, Mr. Brush coordinated a $60 million dollar initial public offering ("IPO") of the company's stock and simultaneously coordinated the merger of the company with a privately held independent oil company.

Mr. Brush has extensive experience in business development activities having worked over nineteen years with several premier independent oil and gas companies including Apache Corporation, Hamilton Brothers Oil Co., The Superior Oil Company and Michigan Wisconsin Pipe Line Company. Areas of experience in this environment include dealing with multinational corporations, various U.S. and foreign government agencies and ministries, opposing counsels, co-venturers, insurers and financial institutions. Mr. Brush's legal experience during this time include joint operating agreements, oil and gas exploration concessions, natural gas, oil, sulfur and liquids sales royalties, processing plant agreements, joint bidding agreements, farmout agreements, settlement agreements, public offerings and private financing, risk management including hedging strategies, acquisitions, divestitures and mergers. Mr. Brush also has extensive experience marketing oil, natural gas, liquids and sulfur in the United States, Asia, Canada and Europe, having been responsible for marketing over 12,500 barrels of crude oil and 120 million cubic feet of gas production daily that generated annual revenues in excess of $175 million dollars.

In addition to his domestic experience, Mr. Brush's international experience includes review and negotiation of deals in Albania, Aruba, Australia, Bangladesh, Belize, Brazil, Canada, Cameroon, Chile, Croatia, Dagastan, Ecuador, Egypt, England, Equatorial Guinea, Eritrea, Gabon, Ghana, India, Indonesia, Malaysia, Netherlands, Norway, Peru, Scotland, Suriname, Thailand, Turkey and Venezuela.

John A. Brush graduated from the South Texas College of Law, Houston, Texas with a Juris Doctorate Degree. Mr. Brush completed his undergraduate studies at the University of Michigan, receiving a Bachelor of Arts degree in Political Science. Mr. Brush has been admitted to the State Bar of Texas and is a member of the American Bar Association and the Houston Bar Association. He is also a member of the American Corporate Counsel Association, the American Association of Professional Landmen, the Association of International Petroleum Negotiators, the Natural Gas Association of Houston and New Orleans and the Houston Producers Forum.

Charles R. Close

Mr. Charles R. Close is currently serving as a non-executive independent director of the Corporation. Mr. Close's three-year term as Director expires December 31, 2008. Mr. Close brings the experience and depth of a distinguished career in accounting and taxation expertise specific to the energy business to the Board of Directors.

Mr. Close is the owner of Close & Associates, PC ("Close & Associates"), and a certified public accounting practice located in Houston, Texas that specializes in the energy industry. Mr. Close has been continuously employed in that practice for ten years. The business activities of Close & Associates focus on tax financial reporting issues, federal and state tax planning and compliance, transaction analysis and support, and federal and state audit support for several large public independent oil and gas companies and drilling and oilfield service companies. Close & Associates also provides full financial support for a privately owned energy service company, including the oversight and preparation of the daily accounting operations, preparation of the monthly financial package, preparation of annual operating budgets, and management of working capital. Other management duties include business development, contract negotiations, and strategic planning.

Prior to starting Close & Associates in 1993, Mr. Close enjoyed a successful tenure at Price Waterhouse in Texas. During his time at Price Waterhouse, Mr. Close advanced from the position of Staff Accountant through the positions of Consultant, Manager and ultimately served as the Senior Tax Manager in the Petroleum Industry Services Group. Responsibilities included tax planning, consultation and compliance for large oil and gas exploration and production companies and for a wide variety of oil field service companies.

Mr. Close graduated from the University of Texas in 1980 with a Bachelor's Degree of Business Administration (Accounting) and is a Certified Public Accountant. He is a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants.

Chris A. Dittmar

Mr. Dittmar is currently serving on the Corporation's Board of Directors and additionally in the executive capacity as Chief Executive Officer and Corporate Secretary of the Corporation. Mr. Dittmar's three-year term as Director expires December 31, 2009. In addition to his activities with the Corporation, Mr. Dittmar is the Chief Executive Officer of Alliance Energy Corporation ("Alliance"). Alliance is a privately held family corporation currently engaged in oil and gas exploration and production and power development on an international basis.

Mr. Dittmar was the Chairman, President and CEO of Xavier Corporation from 1993-1997. Xavier was an independent exploration and production corporation principally engaged in the acquisition and development of natural resources in the Former Soviet Union. Xavier entered into joint ventures and technical service agreements with Russian entities for the exclusive exploration, production, processing and marketing of oil and gas reserves in excess of two billion barrels. While with Xavier, Mr. Dittmar developed the corporate business plan and raised in excess of $100 million dollars of debt and equity financing for its implementation. Mr. Dittmar also has extensive experience recruiting and managing senior management teams required to implement large-scale international operations.

Prior to 1993, Mr. Dittmar operated a private investment entity for family oil and gas investments and has held previous positions as Assistant Controller for Occidental Chemical Company and Audit Manager for Occidental Petroleum Corporation as well as a Senior Accountant at Aluminum Company of America.

Mr. Dittmar graduated from Cleveland State University, Cleveland, Ohio with a Juris Doctor. Mr. Dittmar completed his undergraduate studies at Iowa State University graduating with a Bachelor of Science in Economics and Finance.

Litigation

The Corporation is or could become a party to various claims and litigation. Although no assurances can be given, the Corporation recognizes, based on its experience to date, that the ultimate resolution of such items, individually or in the aggregate, could have a material adverse impact on the Corporation's financial position or results of operations.

Beneficial Share Ownership of Nominees for Board of Directors

The following table sets forth information concerning the beneficial ownership of Common and Preferred Shares as of July 1, 2007 for: (a) each Director and nominee for Director of the Corporation, (b) the persons who served in positions as Officers of the Corporation and (c) the Directors and Officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
	Common Shares	Preferred Shares	Common Shares**	Preferred Shares***
Richard G. Boyce*	3,067,541	952,500	1.21%	15.08%
John A. Brush	None	142,500	None	2.26%
Frederick Cedoz	None	--	None	0.00%
Charles R. Close	None	144,500	None	2.29%
Chris A. Dittmar	None	920,000	None	14.57%
Larry Swift	None	487,500	None	7.72%
Directors and Officers Total	3,067,541	2,647,000	1.21%	41.92%

*      All nominees' addresses are 2425 Fountainview Drive, Suite 215, Houston, Texas 77057.
**    Total of 253,283,087 Common Shares issued and outstanding.
***  Total of 6,115,021 shares of "Series A" Preferred Shares issued and outstanding.

Name	Age	Position
Richard G. Boyce	53	Director, COO, EnDevCo, Inc., Houston, TX
John A. Brush	53	Independent Director, EnDevCo, Inc. and in house attorney for CDX Gas Group LLC, located in Dallas, TX
Charles R. Close	48	Independent Director, EnDevCo, Inc., and Owner and Certified Public Accountant, C. R. Close & Associates, Houston, TX
Chris A. Dittmar	60	Director, CEO and Corporate Secretary, EnDevCo, Inc., Houston, TX
Larry Swift	53	CFO and Assistant Corporate Secretary, EnDevCo, Inc., Houston, TX

Directors of the Corporation are elected annually. Officers of the Corporation are selected by the Board of Directors and serve at the pleasure of the Board. None of the nominees for Director serves on the Board of Directors of any other company that is a reporting company under the Securities Exchange Act of 1934. No person nominated to serve as a Director is related to any other Director of the Corporation.

Beneficial Ownership of Others Known to Hold More than 5% interest in the Corporation

None.

Executive and Director Compensation

The Board of Directors of the Corporation by corporate resolution has set the following compensation schedules for executives and directors:

  Director's compensation has been set at $30,000 annually.

  For the executive position of CEO and Corporate Secretary, Mr. Dittmar's compensation has been set at $240,000 annually. For the executive position of COO, Mr. Boyce's compensation has been set at $240,000 annually. For the executive position of CFO, Mr. Swift's compensation has been set at $144,000 annually.

  Executives have no 401(k) or retirement plan through the Corporation.

The following table reflects the current Directors and Officers compensation for services to the Corporation through June 30, 2007.

Name	Director Salary	Officer Salary	Total Compensation
Richard G. Boyce	$ 15,000	$ 120,000	$ 135,000
John A. Brush	$ 15,000	$ 0	$ 15,000
Charles R. Close	$ 15,000	$ 0	$ 15,000
Chris A. Dittmar	$ 15,000	$ 120,000	$ 135,000
Larry Swift	$ 0	$ 72,000	$ 72,000
Total	$ 60,000	$312,000	$ 372,000

Code of Ethics for Senior Financial Officers of the Corporation

The Company has recently adopted a Code of Ethics for Senior Financial Officers of the Company that reflects our standing policies and contains additional policy initiatives. The Company requires all its senior financial officers to adhere to the Code of Ethics for Senior Financial Officers of the Company in addressing the legal and ethical issues encountered in conducting their work. The Code of Ethics for Senior Financial Officers of the Company requires that senior financial officers avoid conflicts of interest, comply with securities laws and other legal requirements and conduct business in an honest and ethical manner. The Company conveys to its senior financial officers both their obligations and responsibilities under and the importance of the Code of Ethics for Senior Financial Officers of the Company.

Senior financial officers are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics for Senior Financial Officers of the Company. The Company has established procedures for receiving, retaining and treating complaints received regarding accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company has made available to stockholders the Code of Ethics for Senior Financial Officers of the Company on its website at www.endevcoinc.com or a copy can be obtained by writing to the Company Secretary, 2425 Fountainview, Suite 215, Houston, Texas 77057. Any change to or waiver from the Code of Ethics for Senior Financial Officers of the Company will be immediately disclosed on the Company's website at www.endevcoinc.com.

ITEM 2: DIRECTORS' PROPOSAL TO RATIFY SELECTION OF
INDEPENDENT PUBLIC ACCOUNTANT

On July 8, 2005, the Corporation appointed the accounting firm of Killman Murrell & Company, PC ("Killman Murrell") 1931 East 37th Street, Suite 7, Odessa, Texas 79762 as independent accountants for fiscal 2005 and 2004.

Audit Fees

Aggregate fees for professional services rendered to the Corporation by Killman Murrell for the years ended December 31, 2006 and 2005, were as follows:

Services Provided	2006	2005
Audit Related	$ 89,168	$ 17,197

Financial Information Systems Design and Implementation

No fees have been paid by the Corporation to Killman Murrell, or any other Financial Services firm for consulting with regard to Financial Information Systems Design and Implementation.

All Other Fees

No other fees have been paid by the Corporation to Killman Murrell or any other Financial Services firm for any other purpose.

Upon the recommendation of the Corporation's management, the Board of Directors has unanimously reappointed Killman Murrell as the independent public accounting firm to audit the Corporation's financial statements for the fiscal year 2007, beginning January 1, 2007.

Your Board of Directors unanimously recommends that you vote "FOR" the appointment of Killman Murrell & Company, PC. as the Corporation's independent public accountant for fiscal 2007.

ITEM 3: OTHER MATTERS TO BE PRESENTED

The Board of Directors does not intend to bring other matters before the Annual Meeting except items incident to the conduct of the Annual Meeting, and the Corporation has not received timely notice from any shareholder of intent to present a proposal at this Annual Meeting. In order for a shareholder proposal to be formally considered at this Annual Meeting and included in this Proxy Statement, the proposal must have been received in writing by the Corporation at its executive offices on or before December 31, 2006. On any matter properly brought before the meeting by the Board or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

Shareholder Communications with the Board

Any shareholder wishing to communicate with the Board of Directors may do so by writing to the Board of Directors at the Company's principal address of 2425 Fountainview, Suite 215, Houston, Texas 77057. Any shareholder communication so addressed, unless clearly of a marketing nature, will be delivered unopened to the director to whom it is addressed or to the Chairman of the Board if addressed to the Board of Directors.

Proposals of Shareholders

A proposal of a shareholder intended to be presented at the next annual meeting must be received at the Company's principal executive offices no later than December 31, 2007, if the shareholder making the proposal desires such proposal to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting.

BUSINESS PLAN

Executive management is following a Business Plan (see note 1) designed to recapitalize and revitalize the Company. The Company is involved in several natural resource development projects that transcend the traditional business scope of oil and gas exploration and production. These activities include production of oil and gas from interests held by the Company in the United States and internationally. The Company is also pursuing the development of new technologies for the enhancement of oil and gas production, utilizing that technology to gain leverage in the purchase of domestic natural gas production. The Board of Directors will modify this Business Plan as appropriate subject to their fiduciary duties to the Corporation's shareholders.

__________________________________

Note 1 - The Corporation's Business plan includes certain forward-looking statements. The forward-looking statements reflect the Corporation's expectations, objectives and goals with respect to future events and financial performance. They are based on assumptions and estimates, which we believe are reasonable. However, actual results could differ materially from anticipated results. Important factors that may impact actual results include, but are not limited to commodity prices, political developments, legal decisions, market and economic conditions, industry competition, the weather, changes in financial markets and changing legislation and regulations. The forward-looking statements contained in this report are intended to qualify for the safe harbor provisions of Section 21E of the Securities and Exchange Act of 1934, as amended.

OIL AND GAS EXPLORATION AND DEVELOPMENT

The Company is pursuing oil and gas exploration and development opportunities in both domestic and international venues. Domestically, the Company has secured certain development rights onshore and offshore in the Gulf of Mexico that will provide it with the opportunity to participate in the drilling of low risk development wells. As a result of recently acquired 3D seismic data that has been integrated with previously known geological and engineering data, several low risk development drilling opportunities have been identified. Participation in these types of relatively low risk and low cost wells will provide near term cash flow to support the activities of the Company.

Internationally, the Company has identified several other exploration projects that carry significant upside potential (although at higher risk). The Company currently holds an agreement for certain exploration rights in the Rio Magdalena Valley of Colombia. Our exploration teams are also evaluating other opportunities located in Canada, South America, North Africa and the Middle East.

Gulf of Mexico - The Company has entered into a farm-in agreement with BT Operating Co. wherein the Company will participate in the drilling and completion of four wells in Eugene Island Block 294 and/or Chandeleur Block 14 to earn a 50% working interest in each block prior to December 31, 2007.

The Company has also entered into a farm-in agreement with Noble Energy, Inc., Mariner Energy, Inc., and Entech Enterprises, Inc. which grants the Company an assignment of their operating rights down to a depth of 12,800 feet upon the initial commercial completion of the OC sand in East Cameron Block 71. Open Choke Exploration, LLC has a 67% interest in the farm-in agreement and the Company has the remaining 33% interest.

The Company has designated Open Choke as the project Operator who will drill the East Cameron #71-9 well and attempt to complete the OC sand. In the event that this well is not successful, EnDevCo has the right to drill a replacement well to test the OC sand within a reasonable time frame.

Pursuant to a joint participation agreement between EnDevCo and Open Choke, the Company will have access to the production platforms on East Cameron Block 71/72 Field which are equipped with all necessary production facilities and pipelines to support increased oil and gas production resulting from drilling and completing new wells.

Upper Magdalena River Region, Colombia - On September 25, 2003, the Company purchased from Harvest Production Company, LLC an option to participate in the acquisition and processing of 101 kilometers of 2D seismic, and a continuing option to participate on a joint venture basis in wells to be drilled after the interpretation of that seismic on their Rio Magdalena Association Contract comprising 58,546 hectares (144,600 acres) situated in the Upper Magdalena River region of Colombia. On June 25, 2005 the Company acquired an option from Harvest Production Company, LLC to purchase 50% of Seller's interest in the assets covered by the September 25, 2003 option, proven undeveloped reserves in the block and Seller's proprietary data previously acquired over the lease acreage described above, in consideration of the Company securing financing for development. This option expires December 31, 2008.

Cleveland County, Oklahoma - On April 13, 2006, the Company acquired a 98.712% working interest with a 70.085% net revenue interest in the West Short Junction Unit and a 100% working interest with a 71% net revenue interest in the Central Short Junction Unit hereinafter referred to as the ("Short Junction Field and/or the Field") located in Oklahoma City, Oklahoma through its subsidiary EnDevCo Eureka, LLC for a purchase price of $11.5 million. EnDevCo Eureka, LLC is owned 55% by its parent EnDevCo, Inc. and 45% by private investors who are related parties. These investors contributed $3.0 million in equity to enable EnDevCo to consummate the transaction. EnDevCo Eureka, LLC, managed by EnDevCo personnel, is the Operator for the Field which has an acquisition date of January 01, 2006.

Project financing was provided by GasRock Capital, LLC of Houston, Texas and now takes the form of a $50.0 million credit facility. GasRock Capital provides project based mezzanine debt financing to the oil and gas industry by backing proven management teams that identify high quality exploitation projects like the Short Junction Field.

The 12,000 acre fully unitized Field currently consists of 24 oil wells and 2 gas wells, 4 central collection and metering stages and 4 salt water disposal wells. The Field is currently producing 205 barrels of oil equivalent (BOE) per day comprised of 115 barrels of oil and 542 Mcf of gas which represents a 70% production increase from April 13, 2006 to June 30, 2007.

Since acquiring the Field, the Company has methodically performed maintenance activities on all oil wells to include improved chemical and hot oil treatments; new pump jacks, existing pump jack re-alignment, bearing and rod replacement, beam compressor installation and pipeline integrity testing and cleanout. EnDevCo has also installed new pumps, a new water knockout and two new heater treaters for improved oil separation at the central collection and metering stages and terminated the re-injection of water into the Hunton reservoir by re-piping and installing a new salt water disposal well.

The Field purchase included full ownership rights to a field wide gas pipeline and gathering system that offers two independent taps to the interstate gas transmission system.

Short Junction Field was originally developed by Conoco using vertical wells drilled on a 40 acre well spacing, resulting in oil and gas production from 270 active wells within the 12,000 acre leasehold. The Field currently contains 34 unplugged production well bores of which 26 are currently active. EnDevCo plans to continue a workover and recompletion program to further increase the current daily production.

Historically the primary zone of interest has remained the Hunton formation for oil production. However, above the Hunton, the Bartlesville, Prue, Red Fork and Skinner Sandstones along with the Pink Lime zones are present and most are indicated as productive based on well log analysis.

Current bottom hole pressures recently measured in the Hunton indicate that formation pressure today is essentially the same as when the Field was originally placed on production. This unique characteristic occurs as a result of the fact that Conoco instituted a water flood pressure maintenance program in the early stages of developing the field. As a result of this pressure maintenance, the original gas cap in the Hunton reservoir has never been produced.

EnDevCo plans to implement a 3D seismic program over the leasehold in order to pursue an aggressive horizontal drilling program in the Hunton formation to increase oil and gas production from that reservoir and to develop identified shallow gas sand reservoirs indicated on the subsurface well control.

ENERGY TECHNOLOGY DEVELOPMENT

Development and implementation of new energy technologies will become a key new business focus for the Company. The identification of and early participation in the implementation of these types of technologies opens several avenues for potential revenue generation and profits. In some instances, the technology can be manufactured and sold to end users once the market accepts the technology. In other instances, the technology might provide a unique competitive advantage that can be successfully leveraged by the Company in the acquisition and development of existing energy projects. Initially, the Company will limit its scope of investigation to those technologies that directly compliment the oil and gas, and power industries.

POWER GENERATION

The Company has management experience and expertise in the areas of power plant development, operations and optimization. The Company intends to pursue opportunities to serve as a management team representing the interests of lenders and private equity investors in control of generation assets and/or to develop power generation to maximize gas development opportunities.

Appendix A

THIS PROXY IS SOLICITED ON BEHALF OF THE

ENDEVCO, INC.

IN SUPPORT OF THE CORPORATION'S NOMINEE
TO ELECT A MEMBER OF THE BOARD OF DIRECTORS

THIS IS A SOLICITATION ON BEHALF OF AND IN SUPPORT OF
THE CORPORATION'S CURRENT BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Richard G. Boyce as Proxy of the undersigned, with full power to appoint his substitute, and authorizes him to represent all Common Shares, par value $ 0.00 per share and all Series "A" Preferred Shares, par value $ 0.01 per share of ENDEVCO, INC. ("the "Corporation") held of record by the undersigned as of the close of business on September 14, 2007, and to vote all of those shares at the Annual Meeting of the Corporation's shareholders to be held at 3000 Richmond, Suite 370, Houston, Texas 77098 at 9:30 am local time, on October 26, 2007 and at any adjournment, postponement or rescheduling thereof.

When properly executed, this Proxy will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is given, this Proxy will be voted FOR the Corporation's Nominee. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Corporation's Annual Meeting and any adjournment, postponement or rescheduling thereof. A shareholder of the Corporation wishing to vote in accordance with the Corporation's recommendations need only sign and date this Proxy card and return it in the enclosed postage-paid envelope.

The undersigned hereby acknowledges receipt of a copy of the accompanying Proxy Statement with respect thereto and hereby revokes any Proxy or Proxies heretofore given. This is a revocable Proxy and may be revoked at any time before it is exercised. Pursuant to Article 2.08 of the Bylaws of the Corporation this Proxy is no longer valid after eleven months from the date of its execution.

PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

PROXY CARD

PROPOSAL TO ELECT AS DIRECTOR of EnDevCo, Inc. (the "Corporation"), the following Nominee to the Board of Directors of the Corporation to serve for term as defined herein or until a successor is elected and shall qualify.

ITEM 1: ELECTION OF DIRECTOR

Nominee	FOR	WITHHELD
Frederick Cedoz

ITEM 2:	PROPOSAL TO RATIFY APPOINTMENT
OF INDEPENDENT PUBLIC ACCOUNTANT
FOR FISCAL 2007
	FOR	AGAINST

In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the Corporation's 2007 Annual Meeting and any adjournment, postponement, or rescheduling thereof.

Please sign your name exactly as shown here. If more than one holder, each holder should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation or partnership, the Proxy card should be signed by a duly authorized person, indicating title or authority.

Please be sure to sign and date this Proxy.

Date: ___________________________

___________________________ ____
Shareholder(s) signature(s)